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                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

        This Amendment No. 2 To Agreement and Plan of Merger (this "Amendment") is entered into as of the 30th day of July, 1996, among Empresas La Moderna, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Parent"), Bionova, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Bionova Mexico"), Bionova U.S. Inc., a Delaware corporation ("Bionova U.S."), Bionova Acquisition, Inc., a Delaware corporation ("Sub"), and DNA plant Technology Corporation, a Delaware corporation (the "Company").


                              W I T N E S E T H:

        WHEREAS, Parent, Bionova Mexico, Bionova U.S., Sub and the Company entered into an Agreement and Plan of Merger on January 26, 1996 (as amended, the "Agreement"), providing for, among other things, the merger of Sub with and into the Company; and

        WHEREAS, Parent, Bionova Mexico, Bionova U.S., Sub and the Company desire to amend certain provisions of the Agreement; and

        WHEREAS, Section 11.4 of the Agreement requires that all amendments to the Agreement be made by an instrument in writing signed by or on behalf of all the parties;

        NOW, THEREFORE, Parent, Bionova Mexico, Bionova U.S., Sub and the Company hereby agree as follows:

        1.  Defined Terms.  All capitalized terms used but not defined in this
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Amendment have the respective meanings ascribed to such terms in the Agreement.
All references in this Amendment to Sections are references to Sections of the Agreement.

        2.  Capitalization of Bionova U.S. and Surviving Corporation.
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            (a) The following is inserted as a new Section 1.11(d):

                    On or before the Closing Date, Parent shall cause $8 million in cash to be contributed to the capital of Bionova U.S.

            (b) Section 1.11(d) is redesignated as Section 1.11(e) and the first sentence of that section is amended to read as follows:

                In consideration of the transactions specified in Sections 1.11(b), 1.11(c) and 1.11(d) (which transactions, notwithstanding the terms of those sections, may be effected at any time on or before the Closing Date), Bionova U.S. shall issue to Bionova Mexico or its designee, on or before the Closing Date, such number of shares of Bionova U.S. Common Stock as shall represent (when added to the 25,000 shares of Bionova U.S.

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                Common Stock outstanding as of the date of this Agreement) 70%
                (assuming no exercise of appraisal rights under State Law) of the issued and outstanding shares thereof as of the Effective Time of the Merger.

        3.  Conversion of Securities.
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            (a) The first sentence of Section 2.1(a) is amended to read as follows:

                Each then outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") (other than the shares of Company Common Stock referred to in Section 2.1(d)) shall be converted into the right to receive 0.10 fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Bionova U.S. ("Bionova U.S. Common Stock"), provided, however, that no fractional shares of Bionova U.S. Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 2.3(d).

            (b) The first sentence of Section 2.1(b) is amended to read as follows:

                Each then outstanding share of $2.25 Convertible Exchangeable Preferred Stock, par value $0.01 per share, of the Company ("Company Convertible Exchangeable Preferred Stock") (other than the shares of such stock referred to in Section 2.1(d)) shall be converted into the right to receive 0.68375 fully paid and nonassessable shares of Bionova U.S. Common Stock, provided, however, that no fractional shares of Bionova U.S. Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 2.3(d).

        4.  Termination.  Section 11.1(b) is amended by deleting "July 31, 1996"
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and inserting in its place "October 31, 1996".

        5.  Severance.  Schedule 9.10 is amended by (i) deleting the references
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to "July 1, 1997" and inserting in their place "the first anniversary of the
Closing Date" and (ii) deleting the name "Clinton Neagley" from the list of senior management.

        6.  Indemnification.  Schedule 12.2-1 is amended by deleting paragraph 3
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thereof.

        7.  Effect.  Except as amended by this Amendment, the Agreement remains
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in full force and effect and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Agreement.


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